File Nos. 333-148723 and 811-22172

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From Larry Raiman, Managing Principal, LDR Capital Management

Portfolio Manager LDR Real Estate Value Opportunity Fund

Subject: Approval of AACA as Sub-Adviser Proxy Vote

We are seeking to merge the LDR Capital Management Real Estate Value-Opportunity Fund (HLRRX) with the Altegris/AACA Opportunistic Real Estate Fund (RAAIX), you should have received a proxy solicitation to approve AACA as sub-adviser in connection with the transaction in which the World Funds Trust’s Board has approved. If approved, we believe merger will accomplish these very important goals and should pave the way for a very successful Fund going forward:

•	The combined fund will be over 4x larger in size for more operating efficiency
•	Fees and expenses will be lowered over 100 bps to a cap of 1.55%
•	Tax Loss Carry Forward – The combined Fund, as of the date of merger, will have significant tax loss carry forwards. We believe this should offset taxable gains for the foreseeable future.
•	We will continue as Advisor and manage the Fund as before. Importantly, Burl East will join the investment team as a sub-advisor.

As you know, LDR Capital Management and REMS Capital Management have been managing the Fund since December 2002. Since the fund inception of Dec 2002, cumulative returns have been 457.6% and annualized returns have been 7.9%. We have spoken with or visited many of you and continuously share our thoughts on a quarterly basis. We continue to maintain a deep enthusiasm for creating value in the real estate securities arena. You may also know we do not try to run an ‘index tracking fund’ and instead forge our own way; seeking out undervalued companies and under-appreciated themes.

We will continue to advise the Fund as before, with Burl East from AACA serving as subadvisor. Burl East and I have known each other since we worked together on the Simon Properties IPO in 1993. Burl’s career mirrors mine on the ‘sell side’ with Kemper Securities and Wachovia Securities. Similarly, Burl launched AACA within months of when I started LDR Capital Management. We are eagerly anticipating working together to create value for you, our trusted shareholders. We share a similar philosophy and background and believe the Fund’s investment process will incorporate a seasoned and symbiotic work relationship with excellent idea generation, underwriting and risk management.

Burl and I and both our teams have been working behind the scenes for close to a year to assure a smooth transition.

We urge you to vote for the proposal to approve AACA as Sub-Adviser for the Fund using the proxy card, or by calling 1-800-864-1460 and quickly voting by voice.

Please feel free to reach out directly to me; lraiman@ldrcapitalmgmt.com or 646-927-5801